Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement
Dated May 1, 2024
To the Index Supplement No. SOL-1 dated March 6, 2024, and the Product Prospectus Supplement ERN-EI-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023
$500,000 Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index, Due May 4, 2028 Royal Bank of Canada

Royal Bank of Canada is offering Barrier Enhanced Return Notes (the “Notes”) linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index (the “Reference Asset”).
Reference Asset	Initial Level	Barrier Level*
Solactive Equal Weight U.S. Blue Chip Select AR Index (“SOLUSBCA”)	1,861.83	1,489.46, which is 80.00% of the Initial Level
*Rounded to two decimal places.
•	If the Final Level of the Reference Asset is greater than the Initial Level, the Notes will pay at maturity a return equal to 245.75% of the Percentage Change.
•	If the Final Level is less than or equal to the Initial Level, but is greater than or equal to the Barrier Level, the Notes will pay the principal amount at maturity.
•	If the Final Level is less than the Barrier Level, investors will lose 1% of the principal amount for each 1% that the Final Level has decreased from the Initial Level.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: May 6, 2024
Maturity Date: May 4, 2028
CUSIP: 78017FVP5
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, and “Risk Factors” beginning on page IS-3 of the index supplement no. SOL-1 dated March 6, 2024, and on page PS-4 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$500,000
Underwriting discounts and commissions(1)	0.70%	$3,500
Proceeds to Royal Bank of Canada	99.30%	$496,500
(1) We or one of our affiliates may pay varying selling concessions of up to $7.00 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $993 and $1,000 per $1,000 in principal amount. In addition, RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount of up to 0.75% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $982.42 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:
Solactive Equal Weight U.S. Blue Chip Select AR Index (Bloomberg L.P. symbol "SOLUSBCA Index")
The Reference Asset is designed to measure the performance of the Solactive Equal Weight U.S. Blue Chip Select GTR Index (the "Underlying Index"), less an adjustment factor of 5.5% per annum (the "Adjustment Factor"), calculated daily and deducted on each index calculation day. The Underlying Index is an equally-weighted equity index, rebalanced on a quarterly basis, consisting of a fixed set of 10 equity securities from the U.S. stock market and is intended to represent a "blue chip" investment theme as defined by Solactive AG (the "Index Sponsor"). The Underlying Index is calculated on a gross total return basis, which means that dividends paid on the constituents of the Underlying Index (the "Underlying Index Constituents") are reinvested in the Underlying Index. Although the Underlying Index is a gross total return index, the Adjustment Factor will counteract some or all of the positive benefit of dividends paid on the Underlying Index Constituents.
Please see the section below, "Information About the Reference Asset," for additional information.

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	May 1, 2024
Issue Date:	May 6, 2024
Valuation Date:	May 1, 2028
Maturity Date:	May 4, 2028, subject to extension for market and other disruptions, as described in the product prospectus supplement dated December 20, 2023.
Payment at Maturity (if held to maturity):
If the Final Level is greater than the Initial Level (that is, the Percentage Change is positive), then the investor will receive an amount per $1,000 principal amount per Note equal to:
            Principal Amount + [Principal Amount x (Percentage Change x Participation Rate)]
If the Final Level is less than or equal to the Initial Level but is greater than or equal to the Barrier Level (that is, the Percentage Change is between 0% and ‑20.00%), then the investor will receive the principal amount only.
If the Final Level is less than the Barrier Level (that is, the Percentage Change is less than ‑20.00%), then the investor will receive a cash payment equal to:
            Principal Amount + (Principal Amount x Percentage Change)
In this case, you could lose all or a substantial portion of the principal amount.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Initial Level:	The closing level of the Reference Asset on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	The closing level of the Reference Asset on the Valuation Date.
Participation Rate:	245.75%
Barrier Percentage:	20%

P-2	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
Barrier Level:	80% of the Initial Level, as set forth on the cover page of this pricing supplement.
Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Final Level is less than the Barrier Level.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the index supplement no. SOL-1 dated March 6, 2024 and by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the index supplement dated March 6, 2024, and in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-EI-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058558/ef20016910_424b5.htm
Index Supplement No. SOL-1 dated March 6, 2024:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124011669/ef20023074_424b2.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples are based on the Barrier Percentage of 20% (the Barrier Level is 80% of the Initial Level), the Participation Rate of 245.75% and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	2%
	Payment at Maturity:	$1,000 + [$1,000 x (2% x 245.75%)] = $1,000 + $49.15 = $1,049.15
	On a $1,000 investment, a Percentage Change of 2% results in a Payment at Maturity of $1,049.15, a return of 4.915% on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Percentage).
	Percentage Change:	-10%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Barrier Percentage, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a Percentage Change of -10% results in a Payment at Maturity of $1,000, a return of 0% on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Percentage).
	Percentage Change:	-30%
	Payment at Maturity:	$1,000 + ($1,000 x -30%) = $1,000 - $300 = $700
	On a $1,000 investment, a Percentage Change of -30% results in a Payment at Maturity of $700, a return of -30% on the Notes.

P-5	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
The table set forth below is included for illustration purposes only. The table illustrates the hypothetical payments at maturity for a hypothetical range of performance for the Reference Asset, based on the Barrier Percentage of 20% (the Barrier Level is 80% of the Initial Level) and the Participation Rate of 245.75%.
Hypothetical Percentage Changes are shown in the first column on the left. The second column shows the corresponding Payment at Maturity for these Percentage Changes, expressed as a percentage of the principal amount of the Notes. The third column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Percentage Change	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
50.00%	222.8750%	$2,228.750
40.00%	198.3000%	$1,983.000
30.00%	173.7250%	$1,737.250
20.00%	149.1500%	$1,491.500
10.00%	124.5750%	$1,245.750
5.00%	112.2875%	$1,122.875
2.00%	104.9150%	$1,049.150
0.00%	100.0000%	$1,000.000
-10.00%	100.0000%	$1,000.000
-20.00%	100.0000%	$1,000.000
-20.01%	79.9900%	$799.900
-30.00%	70.0000%	$700.000
-40.00%	60.0000%	$600.000
-50.00%	50.0000%	$500.000
-60.00%	40.0000%	$400.000
-70.00%	30.0000%	$300.000
-80.00%	20.0000%	$200.000
-90.00%	10.0000%	$100.000
-100.00%	0.0000%	$0.000

P-6	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement, the product prospectus supplement and the index supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Lose All or a Portion of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Reference Asset. If the Final Level is less than the Barrier Level, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the level of the Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value of the Notes that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the referral fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable

P-7	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index

ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset, and, therefore, the market value of the Notes.

Risks Relating to the Reference Asset
•
The Reference Asset Has a Limited Operating History and May Perform in Unanticipated Ways — The Reference Asset was launched on November 16, 2023 (the "Launch Date"). As a result, the Reference Asset has a very limited operating history. Because the Reference Asset is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.

The hypothetical back-tested performance data of the Reference Asset provided in this document refers to simulated performance data created by applying the Reference Asset's calculation methodology to historical prices of the applicable equity securities. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight. Hypothetical back-tested results are neither an indicator nor a guarantor of future results.
•
The Reference Asset Is Subject to an Adjustment Factor That Will Adversely Affect the Reference Asset Performance — The Reference Asset includes an adjustment factor of 5.5% per annum (the "Adjustment Factor"),

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
calculated daily, that is deducted on each index calculation day. The level of the Reference Asset tracks the performance of the Solactive Equal Weight U.S. Blue Chip Select GTR Index (the "Underlying Index"), which is an equal weighted index, calculated on a gross total return basis, comprised of a fixed set of 10 equity securities from the U.S. stock market (the "Underlying Index Constituents"), as set forth in "The Reference Asset" below. Because no fee is deducted from the Underlying Index, the Reference Asset will underperform the Underlying Index in all cases and the level of the Reference Asset may decline even if the level of the Underlying Index increases.

•
Any Potential Benefit From the Gross Total Return Feature of the Underlying Index Will Be Reduced by the Adjustment Factor Applied to the Reference Asset — The Reference Asset is comprised exclusively of the Underlying Index. Although the Underlying Index is a gross total return index, which means that dividends paid on the Underlying Index Constituents are reinvested in the Underlying Index, the Adjustment Factor will reduce any positive benefit from dividends paid on the Underlying Index Constituents. This fee will accrue daily and will be deducted on each index calculation day, regardless of whether any dividends are paid on the Underlying Index Constituents.

•
Dividends and Distributions of the Underlying Index Constituents May Vary When Compared to Historical Levels — The Reference Asset tracks the gross total return performance of the Underlying Index less the Adjustment Factor. The level of the Reference Asset may be affected by the ability of issuers of the Underlying Index Constituents to declare and pay dividends or make distributions in respect of their equity securities. Historical levels of dividends and distributions paid in respect of the Underlying Index Constituents are not indicative of future payments, which payments are uncertain and depend upon various factors, including, without limitation, the financial position, earnings ratio and cash requirements of the applicable issuer and the state of financial markets in general. It is not possible to predict if dividends or distributions paid in respect of the Underlying Index Constituents will increase, decrease or remain the same over the term of the Notes.

•
The Underlying Index Constituents Are Not Expected to Change During the Term of the Notes, and Are Limited in Number — Unlike the constituents of many equity indices, the Underlying Index Constituents are not expected to change over the term of the Notes, unless certain types of reorganization events occur, such as if an Underlying Index Constituent is merged into another company. Accordingly, you should only invest in the Notes if you are willing to make an investment linked to the current Underlying Index Constituents, as set forth in "The Reference Asset" below.

•
There Is No Guarantee That the Index Methodology Will Be Successful — The Underlying Index is comprised of equity securities exclusively selected by Solactive A.G. (the "Index Sponsor") based on a specific investment theme. There is no guarantee that the Index Sponsor will successfully select companies that will benefit from the investment theme chosen by the Index Sponsor or that the Reference Asset will outperform any other indices or strategies that attempt to achieve a similar goal using other criteria. The Reference Asset may outperform or underperform some or all of the securities of its targeted theme. Accordingly, the investment strategy represented by the Reference Asset may not be successful, and your investment in the Notes may not earn a positive return or you may suffer a loss.

•
Owning the Notes Is Not the Same as Owning the Underlying Index Constituents — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Underlying Index Constituents. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Underlying Index Constituents may have.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

P-9	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this document regarding the Reference Asset and the Underlying Index, including, without limitation, their make-up, method of calculation, and changes in composition, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of the Index Sponsor discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset, the Underlying Index, or any successor index.
Solactive Equal Weight U.S. Blue Chip Select AR Index
The Solactive Equal Weight U.S. Blue Chip Select AR Index (the "Reference Asset") is an equity index that seeks to track the gross total return performance of the Solactive Equal Weight U.S. Blue Chip Select GTR Index (the "Underlying Index"), subject to an adjustment factor of 5.5% per annum (the "Adjustment Factor"), calculated daily and deducted on each index calculation day.
The Reference Asset (Bloomberg L.P. symbol “SOLUSBCA Index”) was first calculated on November 16, 2023, with a base value of 1,000.00 as of the base date of December 31, 2012.
The Reference Asset is comprised exclusively of its Underlying Index, which is an equally-weighted equity index, rebalanced based on the target weightings on a quarterly basis, consisting of 10 fixed equity securities from the U.S. stock market, and is intended to represent a "blue chip" investment theme as defined by the Index Sponsor. The Underlying Index is comprised of the 10 equity securities listed below:
Security Issuer	Security Type	Symbol	Exchange	Target Weighting
3M Company*	common stock	MMM	NYSE	10.00%
Citigroup Inc.	common stock	C	NYSE	10.00%
Exxon Mobil Corporation	common stock	XOM	NYSE	10.00%
Ford Motor Company	common stock	F	NYSE	10.00%
Morgan Stanley	common stock	MS	NYSE	10.00%
Pfizer Inc.	common stock	PFE	NYSE	10.00%
QUALCOMM Incorporated	common stock	QCOM	Nasdaq	10.00%
Target Corporation	common stock	TGT	NYSE	10.00%
Valero Energy Corporation	common stock	VLO	NYSE	10.00%
Verizon Communications Inc.	common stock	VZ	NYSE	10.00%
* On April 1, 2024, 3M Company completed its spin-off of Solventum Corporation, with each share of 3M Company being granted 0.25 shares in Solventum Corporation, and the common stock of Solventum Corporation began trading on the New York Stock Exchange. The Index Sponsor announced that the common shares of Solventum Corporation would be added to the Underlying Index according to its transaction terms as of the market open on April 1, 2024.
For more details on the Reference Asset and the Underlying Index, including information on the Index Sponsor and a discussion of the impact of the Adjustment Factor on the calculation of the Reference Asset, see "The Indices — Solactive Equal Weight U.S. Blue Chip Select AR Index" in the accompanying index supplement.
LICENSE AGREEMENT AND DISCLAIMER
All information contained in this pricing supplement regarding the Reference Asset and the Underlying Index, including, without limitation, the make-up, performance, method of calculation and changes in their constituents, has been derived from publicly available sources without independent verification. Such information reflects the policies of and is subject to change by the Index Sponsor. The Bank makes no representation or warranty as to the accuracy or completeness of such information. The Index Sponsor independently calculates, maintains and publishes the Reference Asset and Underlying Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Asset or the Underlying Index. The Index Sponsor has no obligation relating to the Notes or amounts to be paid to an investor,

P-10	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
including any obligation to take the needs of the Bank, the Bank's affiliates, or the beneficial owners of the Notes into consideration for any reason. The Index Sponsor will not receive any of the proceeds of the offering of the Notes, is not responsible for and has not participated in, the offering of the Notes nor is it responsible for, nor will it participate in, the determination or calculation of the amount receivable by beneficial owners of the Notes. The Index Sponsor makes no representation or warranty, express or implied, regarding the advisability of investing in securities generally or the Notes in particular. Neither the Index Sponsor nor any of its affiliates are involved in the operation or distribution of the Notes and neither the Index Sponsor nor its affiliates shall have any liability for operation or distribution of the Notes or the failure of the Notes to achieve their investment objective.
The Index Sponsor is not related to the Bank or the Bank's affiliates. The Index Sponsor and the Bank have entered into a license agreement providing the Bank, in exchange for a fee, with the right to use the Reference Asset in connection with the Notes. The Index Sponsor does not guarantee the accuracy or completeness of the Reference Asset or the Underlying Index, any data included therein, or any data from which it is derived, and the Index Sponsor has no liability for any errors, omissions, or interruptions therein. The Index Sponsor does not make any warranty, express or implied, as to results to be obtained from use of information provided by the Index Sponsor in respect of the Reference Asset or the Underlying Index and the Index Sponsor expressly disclaims all warranties of suitability with respect thereto.
The Reference Asset and the Underlying Index are calculated by the Index Sponsor. The Notes are not sponsored, promoted, sold or supported in any other manner by the Index Sponsor nor does the Index Sponsor offer any express or implicit guarantee or assurance either with regard to the results of using the Reference Asset and/or Reference Asset trade mark or the Initial Level at any time or in any other respect. The Reference Asset and the Underlying Index are calculated and published by the Index Sponsor. The Index Sponsor uses its best efforts to ensure that the Reference Asset and the Underlying Index are calculated correctly. Irrespective of its obligations towards the Bank, the Index Sponsor has no obligation to point out errors in the Reference Asset or the Underlying Index to third parties including but not limited to investors and/or financial intermediaries of the Notes. Neither publication of the Reference Asset or the Underlying Index by the Index Sponsor nor the use of the Reference Asset or the Reference Asset trade marks for the purpose of use in connection with the Notes constitutes a recommendation by the Index Sponsor to invest capital in the Notes nor does it in any way represent an assurance or opinion of the Index Sponsor with regard to any investment in the Securities.
The name “Solactive” is a registered trademark of the Index Sponsor. The Index Sponsor is registered with and regulated by the German Federal Financial Supervisory Authority.

P-11	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
HISTORICAL INFORMATION
Historical Information for the Reference Asset
The graph below illustrates the performance of the Reference Asset for the period from January 1, 2014 through May 1, 2024.
The Reference Asset was launched on November 16, 2023. Accordingly, all information in this document about the performance of the Reference Asset prior to its launch date is based on hypothetical back-tested information, utilizing the same methodology as is currently in place for the Reference Asset.
The hypothetical performance of the Reference Asset is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Reference Asset in the future. The future performance of the Reference Asset may vary significantly from the hypothetical performance illustrated in the graph below.
We obtained the information regarding the historical and hypothetical performance of the Reference Asset in the graph below from Bloomberg Financial Markets, without independent verification.
Solactive Equal Weight U.S. Blue Chip Select AR Index (“SOLUSBCA”)

2,500.00
2,000.00
1,500.00
1,000.00
500.00
0.00
Closing Levels
Jan-14
Jan-15
Jan-16
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Date

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
Performance Comparison of the Underlying Index and the Reference Asset
The graph below compares the daily performance of the Underlying Index and the Reference Asset for the period from January 1, 2014 through May 1, 2024. For comparison purposes, each index has been normalized to have a closing level of 100.00 on the first day of the period specified above.
We obtained the information used to determine the normalized closing levels of each index from Bloomberg Financial Markets, without independent verification.

300.00
200.00
100.00
0.00
Closing Levels
Jan-14
Jan-15
Jan-16
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Date
SOLUSBCA
SOLUSBCG

The graph above demonstrates that the Reference Asset underperforms the Underlying Index in all cases during the period referenced above due to the Adjustment Factor. For a discussion of the impact of the Adjustment Factor on the performance of the Reference Asset, as well as the impact of compounding on the Reference Asset's performance during the term of the Notes, see "Risk Factors — Risks Related to the Reference Asset — Any Potential Benefit From the Gross Total Return Feature of the Underlying Index Will Be Reduced by the Adjustment Factor Applied to the Reference Asset" and "—Dividends and Distributions of the Underlying Index Constituents May Vary When Compared to Historical Levels" above.

P-13	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon the Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-14	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on May 6, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering, and may also pay a referral fee to a broker-dealer that is not affiliated with us in the amount set forth on the cover page.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately nine months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM's underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-15	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-16	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the Solactive Equal Weight U.S. Blue Chip Select AR Index
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-17	RBC Capital Markets, LLC